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                                                                    EXHIBIT 10.3

EARTHLINK SERVICE AGREEMENT

Thank you for choosing EarthLink's DSL Services for your Internet needs. Once this order is accepted by EarthLink, this order package (including all attachments) will constitute a binding agreement between you and EarthLink ("the Agreement") for the Service(s) on the attached Product/Service Quote.

Fees

Fees include without limitation, set up fees, monthly service fee, and equipment fees and other applicable costs set forth above. EarthLink will invoice fees for Services and any equipment in advance. You agree to pay all federal, state or local taxes arising under this Agreement. Payment terms shall be net 30 days from date of invoice. You are solely responsible for the payment of all telephone company charges. Setup fees are not refundable. If you deem it necessary to re-terminate the circuit (move to new location), you will be responsible for additional EarthLink and telephone company fees. EarthLink is not responsible for Service disruptions caused by re-termination.

Purchase Orders

All purchase orders are subject to credit approval by EarthLink. You agree to be bound by the terms and conditions of the Agreement, any printed terms and conditions in the purchase order shall be of no force and effect. Purchase orders must be submitted in writing, a purchase order number alone will not suffice. Invoices based on approved Purchase Orders shall have payment terms of net 30.

Credit Cards

By providing your credit card number and your signature at the end of this order package, you authorize EarthLink to charge your credit card for the options checked above. Your EarthLink account will be considered delinquent if your credit card company refuses for any reason to pay the amount billed to it and that amount remains unpaid at the beginning of the next accounting cycle.

Price Changes

Customer acknowledges and agrees that EarthLink has the right to change its charges at any time subject to applicable law and upon notice to Customer.

Customer Charges

Customer acknowledges that Customer may incur charges while using the Services. For example, charges may be incurred as a result of accessing certain information, or purchasing or subscribing to certain offerings, via the Internet. Customer agrees that all charges, including all applicable taxes, shall be paid by Customer and are not the responsibility of EarthLink.


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Term

The term of this Agreement shall commence on the Effective Date and continue for as long as EarthLink provides any Services to you hereunder. The term for any Services shall automatically renew on a month-to-month basis at your current rate following your expiration, unless you notify EarthLink in writing at least thirty (30) days in advance of your intent to cancel.

Termination. Service may be terminated by you or EarthLink for any reason effective at the end of a calendar month by providing written notice to the other party at least thirty (30) days prior to the requested termination date. EarthLink may terminate your account immediately if it determines, in its sole discretion, that you have violated any of the provisions of the Agreement. If you fail to make any payment to EarthLink for thirty (30) days or more, EarthLink may terminate this Agreement and/or disable the Service. To re-enable Service, EarthLink will require a reconnection fee. Termination does not affect your obligations under this Agreement, including your obligation to pay all fees for Services rendered prior to termination and any penalties incurred by such termination. If your account includes space on EarthLink's server, anything stored on this space will be deleted upon inactivation. In the event that you terminate the Services prior to the expiration of your chosen term, EarthLink will charge an early termination penalty as follows: 1 year term = 1 month service fee penalty.

To cancel your account, you must contact EarthLink's Customer Service department at 1-888-698-4357. All EarthLink accounts must be paid in full before a cancellation will be considered complete. In the event you upgrade your SDSL Service, you will be required to sign a new Order Package and begin a new term for the replacing service. There is no penalty for early termination if you upgrade your Service.

Schedule of Minimum Service Requirements and Charges

These charges are current as of the published date, but are subject to change at any time, subject to applicable law and notice to Customer.

Updated as of 09/01/01

     1.  Minimum Service Requirement

         Customer agrees to maintain the SDSL Services for a minimum period of one year. If prior to the end of the one year term, Customer cancels the Services for any reason or EarthLink terminates the Agreement due to Customer's breach of the Agreement, Customer agrees to pay to EarthLink an early termination charge as indicated in this Agreement.

     2.  Installation And Equipment Charge

         (a) Retail Prices. Installation, Equipment and Setup are billed as a one-time charge of $499.00 for Hardware and $225.00 for Setup. This rate is subject to periodic discounts and promotions. The actual amount charged for installation and equipment will match the current promotional rate for Customer's market.



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         (b) Non-Refundable Charge. Upon placing the order for the Services,
         Customer's credit card will be charged per the Product Service Quote attached to this Agreement. This amount is non-refundable unless EarthLink is unable to deliver the agreed Services. EarthLink will bill the balance of the Installation and Equipment charge to Customer's credit card at the completion of Installation.

     3.  Monthly Service Charge

         The recurring charge payable by Customer for the Services is as stated on the Product Service Quote attached.

     4.  Dial-Up Roaming Account

         Customer may use traditional analog "dialup" service from EarthLink's network of nationwide dial access numbers. EarthLink shall provide Customer one unlimited Works Dial Up Service Plan per month at no charge. Please see http://www.earthlink.net/about/policies/dial/index.html for additional terms and conditions for dial up services.

Terms and Conditions for EarthLink Dedicated Services

All use of the EarthLink network and services must comply with the then-current version of the EarthLink Acceptable Use Policy (AUP), which is made apart of this Agreement and is available at: http://www.earthlink.net/about/policies/use/index.html. EarthLink may change the AUP or these terms of service at any time. Such changes and their effective date will be posted on the EarthLink Web site or brought to your attention by appropriate means. You agree to review the AUP and the terms of service periodically, and if any change is not acceptable to you, you agree to terminate your subscription or authorized use by notifying the EarthLink Customer Service Department. Your continued use of EarthLink services after the effective date of any such change constitutes acceptance of all the changes.

1.0  Services

      1.1 This Agreement establishes the terms and conditions for Dedicated Services offered by EarthLink. You may not lease, rent, transfer or resell EarthLink Services or any portion of EarthLink Services to any other party in any other way. You may not use EarthLink Services to compete with EarthLink or promote products or services which compete with EarthLink.

      1.2 You are responsible for obtaining and maintaining any communications equipment necessary to connect to EarthLink services, including modems, computer hardware and software, and long distance or local telephone service. You are responsible for ensuring that such equipment or service is compatible with EarthLink's requirements. In addition, you are responsible for maintaining the security of your account, password, files, network and user access, and any information you disseminate through EarthLink



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           services or other Internet services, and for all use of your account with or without your knowledge or consent.

      1.3 If EarthLink receives complaints or otherwise becomes aware of possible violations of the Agreement, EarthLink may, in its sole discretion, initiate an investigation. This investigation may include gathering information from and about account holders and examining the content of personal electronic communications, Web pages or EarthLink Personal Pages on EarthLink's servers. During any investigation, EarthLink may suspend services to any Customer being investigated. You agree to cooperate with any such investigation. Violations of this nature could subject you to criminal or civil liability including monetary damages and a $200 handling fee charged to your EarthLink account.

      1.4 IP address blocks are assigned by EarthLink for Company use only and it is understood that EarthLink will not guarantee routing of any IPs of any user other than the Company, even if IP address is part of a block assigned to the company by EarthLink. Multi-homing (connection to EarthLink and one or more other ISPs simultaneously) is supported via BGP at an additional cost to the Customer. If Company runs out of addresses and is assigned a new address block, Company has 30 days to renumber and return the initial address block. Large address block requests may require written justification for American Registry for Internet Numbers. IP addresses are not portable and remain allocated to EarthLink. If EarthLink requests the Company renumber address space, Company agrees to do so within 30 days of request. If Company discontinues service with EarthLink, Company will return all IP addresses issued by EarthLink back to EarthLink. In addition, EarthLink will have no responsibility or liability for any actions or costs incurred by Company in obtaining or reconfiguring its equipment with new IP addresses if Service is terminated for any reason.

      1.5 Requests for changes in some services require 60 days prior written notice.

2.0   Content and Security

      2.1 EarthLink exercises no control whatsoever over the content of information passing through its network or equipment. You agree that all claims, disputes or wrongdoing which result from or which are related in any way to the content of information passing through EarthLink's network or equipment are your sole and exclusive responsibility. If the Service includes space on EarthLink's server, you take full responsibility for the use of the Services by any minors and hereby consent to such minor's use of the Service.

      2.2 Company understands that internetworking communications are not secure, and may be subject to interception or loss. Company is responsible for its network security. EarthLink will not be liable for damages arising out of unauthorized access to Company's network.

3.0   "As Is" Services; Limitation of Liability; Indemnification.



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      This Section 3 shall survive the termination of the Agreement.

      3.1 The Services and any equipment and software provided to you by EarthLink are provided AS IS, WITHOUT WARRANTY OF ANY KIND, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. YOU AGREE THAT EARTHLINK WILL NOT BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE ARISING OUT OF OR RELATED TO THE AGREEMENT OR YOUR USE OF OR INABILITY TO USE EARTHLINK SERVICES, EVEN IF EARTHLINK IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EARTHLINK'S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY SHALL SHALL BE AT EARTHLINK'S OPTION, EITHER RETURN OF THE SERVICE FEES PAID FOR THE CURRENT MONTH OF SERVICE AND ANY SET-UP FEES PAID, OR REPLACEMENT OF CONNECTION SERVICES OR PRODUCTS. In any case, EarthLink's entire liability under or arising out of this Agreement will be limited to the amount you paid for the Services in the twelve
           (12) months prior to the act or injury that gave rise to the liability. However, some jurisdictions may not allow a limitation on liability for negligence that causes death or personal injury, and EarthLink limits its liability in such jurisdictions only to the degree allowed by applicable laws.

      3.2 EarthLink, its employees, agents, suppliers, vendors and distributors make no warranty of any kind, either express or implied, regarding the quality, accuracy, or validity of the data and/or information available on its systems, or residing on or passing through its networks, or that EarthLink Services will be uninterrupted or error free. Use of information obtained from or through EarthLink is at your own risk. Under no circumstances will EarthLink be liable to you or any other person for any loss or damage caused by reliance on data or information available from or on EarthLink's services and systems.

      3.3 You agree to defend, indemnify and hold EarthLink harmless from any claims, losses and damages, including attorney's fees, resulting from your violation of any of the provisions of this Agreement or your placement or transmission of any materials or content onto EarthLink's servers or through its network, or from any and all use of your account, with or without your knowledge or consent, or from claims related to any action taken by EarthLink as part of its investigation of a suspected violation of this Agreement or as a result of its conclusion that a violation of this Agreement has occurred, or to your use of or inability to use EarthLink Services, equipment, bundled software or the Internet.

4.0   Miscellaneous

      This Agreement will be governed by and construed under the laws of the State of Georgia. You shall not sell, transfer or assign this Agreement. Except for the payment of money, neither party will be liable for any failure or delay in performance under the Agreement which



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      might be due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of any nature beyond the reasonable control of such party, including without limitation acts of nature, court or government. Facsimile signatures and initials on this Agreement shall bind the parties to the same degree as original signatures. You agree that exclusive jurisdiction for any claim or dispute with EarthLink or relating in any way to your account or your use of the Services resides in the courts of Georgia. You expressly consent to the exercise of personal jurisdiction in the courts of Georgia in connection with any such dispute.



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FEATURES

EarthLink Biz DSL service includes:

     o    10 Mailboxes

     o    10MB personal Web space

     o    Unlimited Dial-Up access account (EarthLink's Works package)

     o    Professional installation services

     o    Up to 8 Static IP addresses (as justified )**

     o    DSL Router with firewall capabilities

     o    24/7 toll-free technical support

EarthLink Biz DSL value-added services:

     o    Domain Name registration*

     o    Primary and/or secondary Domain Name Service (DNS) for 1 Domain Name

     o    Local-loop ordering o A wide range of high-speed access options

     o    Network newsreader access

     o    Field technician on-site visit+

     o    Router configuration

*    Domain name registration fees are billed separately by the Registrar

**   Additional IP addresses may be ordered for an additional fee

+    Includes up to 20 minutes of inside wiring

BENEFITS

Always-on connectivity

     o    No more dialing, no more waiting, no more busy signals

     o    Remain connected 24/7

     o    Easy to use and access

     o    Connect multiple PCs to the Net through a single, always-on connection

Increase your productivity

     o    Improved customer service levels

     o    Access to critical information at a moment's notice

     o    Increased productivity for frequent Internet users

     o Run electronic commerce, Web servers, FTP, local email services at your site




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Increased online speed

     o    Up to 50 times faster than a 28.8 Kbps modem

     o    T1-like speeds at a fraction of the cost

     o Super-fast downloads: Download a 4MB file in 25 seconds, not the 10 minutes it would take using a 56 Kbps modem

     o    Same high-speed access both to and from the Internet

Affordable pricing

     o    Select the speed you need at the price that's right for your business

     o    Less expensive than T1 and other dedicated connections

Award-winning customer support staff

     o    Receive 24/7 technical assistance

     o Dedicated EarthLink Biz DSL support staff really understands your needs





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PRICING

EarthLink Biz DSL offers speeds to fit your needs at prices that fit your budget.+

Monthly Fee:

     Product                                             Monthly Fee
     -------                                             -----------

     EarthLink Biz DSL - 144 Kbps IDSL                     $129

     EarthLink Biz DSL - 192 Kbps SDSL                     $139

     EarthLink Biz DSL - 384 Kbps SDSL                     $199

     EarthLink Biz DSL - 768 Kbps SDSL                     $289

     EarthLink Biz DSL - 1.1 Mbps SDSL                     $349

     EarthLink Biz DSL - 1.5 Mbps SDSL                     $399


One time set-up fees:

     Professional Installation:                            $225

     Equipment:                                            $249*


Pricing includes local loop fees and represents one-year term rates; all services require a minimum one-year term contract; month-to-month pricing is not available.

+ Not all speeds are available at all locations. Your maximum speed is based on your distance from the central office of your local telephone company. Please check the availability of Biz DSL at your location.

* After $150 rebate - Details on the Netopia router rebate. EarthLink Biz DSL service must be purchased by 03-31-02.


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